Exhibit 4.2

TRANSLATION OF COMPREHENSIVE SERVICES FRAMEWORK AGREEMENT

Comprehensive Services Framework Agreement (2014-2016)

Between

Sinopec Shanghai Petrochemical Company Limited

And

China Petroleum & Chemical Corporation

Table of Contents

III	Background

IV	Agreement

Article 1: Scope of Services

Article 2: Transaction Principle

Article 3: Pricing Principle

Article 4: Operation Methods

Article 5: Rights and Obligations of the Parties

Article 6: Term; Termination of Specific Services Contract

Article 7: Representations and Warranties of the Parties

Article 8: Force Majeure

Article 9: Publicity

Article 10: Miscellaneous

Article 11: Notice

Article 12: Governing Law and Dispute Resolution

Article 13: Definitions and Interpretations

Article 14: Supplementary Provisions

Comprehensive Services Framework Agreement

This agreement (this “Agreement”) is entered into on this      day of         , 2013 by and between the following parties:

Party A:	Sinopec Shanghai Petrochemical Company Limited, a joint stock company duly incorporated and validly existing under the laws of China.

Party B:	China Petrochemical Corporation, a state-owned enterprise duly incorporated and validly existing under the laws of China.

III Background

Party A is a joint stock company listed both domestically and offshore while Party B is the actual controller of Party A. Party A engages in the production and operation of petrochemical products, and Party B undertakes the production and operation of petroleum gas and petrochemical products, and the relevant accessorial production service, engineering construction service, information consultancy service, supply service and other businesses. Party A needs to acquire the production, construction service and other services from Party B. Based on the above, the parties agree to enter into this Agreement and warrant that they will cause their respective subordinated enterprises and units (including the subsidiaries, branches and other units subordinating to the parties) to execute specific services contracts in accordance with the terms and spirits hereof.

This Agreement, entered into in the ordinary course of business of the parties, has been reached through negotiations on an arm’s length basis, and the transactions contemplated under this Agreement shall be conducted in the ordinary course of business of both Party A and Party B.

IV Agreement

Article 1: Scope of Services

1.1	The services to be supplied by Party B to Party A include:

	1.1.1	Construction installation and engineering design

Party B shall provide to Party A with such services like installation, engineering design relating to petrochemical equipment.

	1.1.2	Financial services

Party B shall supply to Party A with financial services, including arrangements regarding deposits, loans, financial leases, acceptance of bill or bill discount, guarantees and other financial services.

1.1.3

Insurance services pertaining to the petrochemical industry

Party B shall provide to Party A with the insurance services, including the payment of premiums to Party B which shall underwrite such comprehensive insurances as are in connection with the production of petrochemicals.

Article 2: Transaction Principle
2.1	Party A agrees that other than the insurance services pertaining to the petrochemical industry, under the same sale conditions, it shall give priority to use Party B’s services.

2.2	The specific parties to any transaction under this Agreement may, to the extent permitted by this Agreement, enter into separate contracts. For purpose of this Article 2.2, the specific parties to the transactions refer to Party A and Party B as well as their respective subordinated enterprises or units.

2.3	Subject to the provisions of this Agreement, if the services supplied by Party B fail to meet the demands of Party A in any respect (including in quantity and in quality), Party A may choose a third party to provide such services.
Article 3: Pricing Principle
3.1	The pricing for construction installation and engineering design services under this Agreement shall be determined in accordance with the Market Price (including the bidding price).

3.2	The financial services under this Agreement shall be decided based on the following principles:

	3.2.1	for deposits and loans:

a) the interest rate for the deposit of Party A with Party B shall be no lower than the minimum interest rate as provided by the People’s Bank of China for deposits of the same type;

b) the interest rate for the loan provided by Party B to Party A shall be no higher than the maximum interest rate as provided by the People’s Bank of China for loans of the same type;

	3.2.2	for paid services:

a) Party B currently provides Party A with paid services in connection with financial leases, acceptance of bill or bill discount and/or security, etc.;

b)      The commission charged by Party B to Party A for the financial services set forth in Article 3.2.2(a) shall comply with relevant provisions regarding the standard rates as stipulated by the People’s Bank of China or the China Banking Regulatory Commission (if any).

	3.2.3	for services free of charge:

Currently the service provided by Party B to Party A free of charge include collecting relevant payments and bills, settlement services and provision of financial information.

	3.2.4	miscellaneous:

Where the People’s Bank of China or the China Banking Regulatory Commission has not fixed the applicable interest rate or standard rates for any of the services set forth in Article 3.2.1 and 3.2.2, the terms for the services provided to Party A by Party B shall be no less favorable than those terms provided by any commercial banks in China.

3.3	The pricing and premiums regarding the insurance services for the petrochemical industry under this Agreement shall, according to relevant administrative regulations of the Ministry of Finance and Party B, be determined with reference to the evaluation and property inventory of the fixed assets of Party A.

Article 4: Operation Method
4.1	Party A shall, prior to October 31 of each year, provide to Party B a demand plan regarding services to be obtained for the next year from Party B (the “Demand Plan”), and Party B shall, prior to November 30 of each year, provide to Party A a supply plan regarding the services to be furnished to Party A for the next year (the “Supply Plan”).

4.2	Party A and Party B shall ensure and cause their respective subordinated enterprises or units to, in accordance with the Supply Plan as confirmed by the parties, enter into a specific services contract in consistence with the principles and provisions hereof.

4.3	During the implementation of this Agreement, adjustments may be made to the Demand Plan and Supply Plan and the specific services contract when necessary and with the consents of both Party A and Party B.
Article 5: Rights and Obligations of the Parties
5.1	Each of the parties shall have the rights to prepare the annual Demand Plan and Supply Plan and make adjustment thereto at its discretions provided that no violation of Article 4 of this Agreement shall occur.

5.2	The parties shall, as entrusted by the parties to the specific services contract, be obligated to coordinate matters relating to such specific services contract.
Article 6: Term; Termination of Specific Services Contracts
6.1	Any parties to any specific services contracts (excluding this Agreement), which are entered into in accordance with this Agreement may give the other party a written notice at least six months in advance to terminate the supply of a certain service, provided that Article 6.2 and 6.3 hereof is not violated. Such notice must specify the service and the effective date of such termination. The supply of such service may be terminated upon agreement by the parties after negotiation. If the supply of any service is terminated pursuant to this Article 6.1, such termination shall neither affect other rights or obligations of Party A or Party B under this Agreement, nor affect such other rights or obligations of either party under relevant specific services contracts that have been executed in accordance with this Agreement.

6.2	If Party A is unable to obtain a certain service of Party B conveniently from a third party (including but not limited to any third party related to Party B) and Party A requires the same to be provided by Party B, then in no event may Party B terminate the supply of such service.

6.3	In the event that either party has produced a termination notice to terminate the supple of a certain service according to Article 6.1, unless otherwise agreed to by Party A and Party B, such termination notice shall not terminate or affect the parties’ obligations and liabilities arising from this Agreement and any relevant specific services contracts at or prior to the time of issuance of such notice.

6.4	This Agreement, upon signatures and seals affixed by the authorized representatives of the parties and approval by the independent shareholders of Party A, shall become effective on January 1, 2008 and be valid for three years from such effective date.

6.5	In case that either party violates any term of this Agreement (the “Defaulting Party”), the other party (the “Non-defaulting Party”) may deliver to the Defaulting Party a written notice notifying its breach of contract and requiring the Defaulting Party to make remedies within such reasonable period as designated therein. If the Defaulting Party fails to remedy such breach within such period, the Non-defaulting Party may forthwith terminate this Agreement. The Non-defaulting Party shall reserve its rights to seek damages from the Defaulting Party and any other rights and claims as permitted by laws.

6.6	Termination of this Agreement shall not affect any rights or obligations of any party that has already incurred.
Article 7: Representations and Warranties of the Parties
7.1	Representations and Warranties of Party A:

	7.1.1	Party A is validly incorporated and has independent status of a corporation and valid business license;

	7.1.2	Party A has consistently engaged in business activities in accordance with the law and has not undertaken any activities beyond its business scope as prescribed by the law;

	7.1.3	Party A has been granted with all governmental approvals (if required) and internal authorizations necessary for executing this Agreement and performing all of its obligations as contemplated hereby. The signatory to this Agreement is the authorized representative of Party A. This Agreement shall be binding upon Party A upon execution.

	7.1.4	Party A’s execution of this Agreement or performance of any of its obligations hereunder are neither violates any other agreements to which it is a party or its articles of association, nor legally conflicts with such agreements or its articles of association.

7.2 Representations and Warranties of Party B:

	7.2.1	Party B is validly incorporated and has independent status of a corporation and valid business license;

	7.2.2	Party B has consistently engaged in business activities in accordance with the law and not undertaken any activities beyond its business scope as prescribed by the law;

	7.2.3	Party B has been granted with all governmental approvals (if required) and internal authorizations necessary for executing this Agreement and performing all of its obligations as contemplated hereby. The signatory to this Agreement is the authorized representative of Party B. This Agreement shall be binding upon Party B upon execution.

	7.2.4	Party B’s execution of this Agreement or performance of any of its obligations hereunder are neither violates any other agreements to which it is a party or its articles of association, nor legally conflicts with such agreements or its articles of association.
Article 8: Force Majeure

8.1	In the event that any party hereto fails to perform its obligations hereunder in whole or in part due to a Force Majeure Event, the performance of such obligations shall be suspended for the duration of such Force Majeure Event. A Force Majeure Event means the occurrence of any event after the execution of this Agreement which (i) is beyond reasonable control of, and could not be predicted, avoided or overcome (even though it could be predicted) by the affected party, and (ii) results in that, from an objective point of view, such party’s performance of this Agreement in whole or in part becomes impossible or impractical (including but not limited to failure to perform at reasonable expenses). Force Majeure Events include but not limited to flood, fire, drought, typhoon, earthquake, other natural disasters, traffic accident, strike, turmoil, riot, war (whether or not with a declaration) and the acts or omissions of any governmental authorities.

8.2	The party claiming to be affected by a Force Majeure Event shall notify the other party of the occurrence of such Force Majeure Event in writing within the shortest possible time, and provide the other party with reasonable evidence for such Force Majeure Event and its duration by personal delivery or registered air mail within fifteen (15) days after the occurrence of such Force Majeure Event. The party claiming that the Force Majeure Event has caused performance of its obligations hereunder impossible or impractical from an objective point of view is obligated to use all reasonable efforts to eliminate or mitigate the impact of such Force Majeure Event.

8.3	Upon occurrence of a Force Majeure Event, the parties shall immediately decide, through friendly consultation, on how to perform this Agreement. After termination or elimination of the Force Majeure Event or its impact, the parties shall immediately resume performance of their obligations hereunder.
Article 9: Publicity
Except with the prior written consent of the other party, neither party may make any public announcement regarding this Agreement, other than those made in accordance with PRC Laws, or as required by China Securities Regulatory Commission, Shanghai Stock Exchange, Stock Exchange of Hong Kong Limited, Hong Kong Securities and Futures Commission, New York Stock Exchange, London Stock Exchange, Securities and Exchange Commission of the United States or any other governmental authorities or regulatory organizations.
Article 10: Miscellaneous
10.1	Except as otherwise provided herein, neither party may assign all or part of its rights and obligations under this Agreement without the other party’s written consent.

10.2	This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, contracts, understandings and communications, oral or written, between the parties with respect to the subject matter hereof.

10.3	If any provision of this Agreement becomes illegal, invalid or unenforceable, the validity and enforceability of the remainder hereof shall not be impaired.

10.4	The parties agree that they shall, at its own cost, be responsible for any and all costs and expenditures arising out of the execution of this Agreement in accordance with relevant provisions of PRC laws. If the law does not address any costs or expenditures, such costs or expenditures shall be born by the parties equally.

10.5	This Agreement shall not be amended except by a written agreement executed by each of the authorized representatives of the parties and with approval by the appropriate corporation actions taken by the parties.

10.6	Except as otherwise provided herein, no failure or delay by a party to exercise any right, power or authority under this Agreement shall constitute a waiver thereof, nor shall any single or partial exercise of the same preclude the exercise of any other right, power or authority.

Article 11: Notice

11.1	Any and all notices or other communications given by either party under this Agreement shall be in writing and in Chinese, and delivered in person or sent by registered mail to the other party at its designated address or sent to the facsimile numbers as designated by the other party. The notice shall be deemed delivered and effective on the following date:

	11.1.1	If delivered in person, the date on which the person designated by the other party has signed the receipt of the notice;

	11.1.2	If sent by registered mail, postage prepaid (subject to the date of the postmark date), on the seventh day following being posted (if the last day is Saturday, Sunday or a public holiday, on the immediately following business day);

	11.1.3	If sent by facsimile, upon the completion of transmission.

The addresses of the parties are as follows:

Party A: Sinopec Shanghai Petrochemical Company Limited

Domicile: No. 48 Jinyi Road, Jinshan District, Shanghai 200540

Party B: China Petroleum & Chemical Corporation

Domicile: 22 Chaoyangmen North Street, Chaoyang District, Beijing 100728

In the event that either party changes its address, such party shall notify the other party in accordance with this Article 11 immediately.

Article 12: Governing Law and Dispute Resolution

12.1	This Agreement shall be governed by and construed in accordance with PRC laws.

12.2	Any dispute arising from or in connection with this Agreement shall be settled through consultation between the parties. In the event that the parties are unable to settle the matter through consultation, the matter shall be submitted by either Party A or Party B to the Beijing Arbitration Commission for arbitration in accordance with the arbitration rules of such Commission in effect at the time of submission. The arbitration award shall be final and binding upon the parties.
Article 13: Definitions and Interpretations

13.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

	13.1.1	Government Fixed Price means the price determined by the laws, regulations, determinations, orders promulgated by, or specified for certain service by the central government, provincial government or other regulatory body of the Peoples’ Republic of China.

	13.1.2	Guidance Price means the price that may be decided by the parties to a transaction subject to a certain range which is provided by the laws, regulations, determinations, orders promulgated by or specified for certain service by the central government, provincial government or other regulatory body of the Peoples’ Republic of China.

	13.1.3	Market Price for a certain service means the price determined in accordance with the following sequences:

(1) during the ordinary course of business, the price then charged by an independent third party who supplies such service at the place or neighboring area where such service is supplied; or

(2) during the ordinary course of business, the price then charged by an independent third party who provides such service.
13.2	Except as otherwise provided herein, in this Agreement:

	13.2.1	all references to one party shall include its successors;

	13.2.2	headings hereof are inserted for convenience only and shall not have any legal effect or affect the construction of this Agreement.
Article 14: Supplementary provisions
14.1	This Agreement shall be written in Chinese.

14.2	This Agreement shall be executed in four (4) originals, each of which shall be of equal legal effect.

14.3	IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

(The remainder is left blank intentionally.)

(Signature page of Comprehensive Services Framework Agreement)

Sinopec Shanghai Petrochemical Company Limited (Seal)

Authorized Representative (signature): Ye Guohua

China Petrochemical Corporation (Seal)

Authorized Representative (signature): Jiang Jiafu